Exhibit 4.2

HUNTSMAN INTERNATIONAL LLC

AND

THE GUARANTORS NAMED HEREIN,

AND

THE BANK OF NEW YORK

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of August 16, 2005

to

Indenture

Dated as of March 13, 2001

10 1/8% Senior Subordinated Notes due 2009

SUPPLEMENTAL INDENTURE, dated as of August 16, 2005 (this “Supplemental Indenture”), between HUNTSMAN INTERNATIONAL LLC, a Delaware limited liability company (the “Company”), the existing Guarantors named therein, the New Guarantors described herein, and THE BANK OF NEW YORK, a New York banking corporation duly organized under the laws of the New York, as trustee (the “Trustee”).  All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture, dated as of March 13, 2001, as supplemented by the First Amendment thereto dated January 11, 2002 (the “Indenture”), pursuant to which the Company issued its 10 1/8% Senior Subordinated Notes due 2009 (the “Notes”);

WHEREAS, on the date hereof, Huntsman LLC, a Utah limited liability company (“HLLC”), has merged with and into the Company, with the Company continuing in existence (the “Merger”);

WHEREAS, in connection with the Merger, the Subsidiaries (formerly Subsidiaries of HLLC) who are listed on the signature page hereto under the heading “New Guarantors” (the “New Guarantors”) wish to become Guarantors under the Indenture in accordance with Section 4.19 and Article XI thereof;

WHEREAS, the parties wish to amend the definition of Tax Sharing Agreement in the Indenture;

WHEREAS, Section 9.01 of the Indenture provides that the Company, the Guarantors and the Trustee may amend the Indenture by means of this supplemental indenture without the consent of the holders of Notes for the foregoing purposes;

WHEREAS, the Company has delivered to the Trustee the required Officers’ Certificate and Opinion of Counsel in connection with the execution and delivery of this supplemental indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement have been duly performed and complied with;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

Guarantees; Amendment

Section 1.1                                   Guarantees.  Each New Guarantor hereby, in compliance with Section 4.19 of the Indenture, Guarantees the obligations of the Company under the Indenture and the Notes in the manner specified in Section 11.01 of the Indenture on a subordinated basis as provided in Article XII of the Indenture, and becomes a party to the Indenture as a Guarantor, in each case subject to all of the rights, obligations and other provisions and limitations (including release provisions) of the Indenture relating to Guarantors.

Section 1.2                                   Amendment.  The definition in of Tax Sharing Agreement in the Indenture is hereby amended to add the following language at the end thereof: “, and any change thereto that does not affect in any material respect the rights of any Noteholders hereunder.”

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1                                   Upon execution and delivery of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control.

Section 2.2                                   Each of the Company, the Guarantors and the Trustee hereby confirms and reaffirms the Indenture, as amended and supplemented by this Supplemental Indenture.

Section 2.3                                   The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture.

Section 2.4                                   This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.5                                   The recitals contained herein shall be taken as the statements of the Company or the Guarantors, as applicable, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture or the due authorization of this Supplemental Indenture by the Company or the Guarantors.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

 [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

HUNTSMAN INTERNATIONAL LLC

By:	/s/ SEAN DOUGLAS
Name: Sean Douglas
Title: Vice President and Treasurer

EXISTING GUARANTORS

Eurofuels LLC
Eurostar Industries LLC
Huntsman EA Holdings, LLC
Huntsman Ethyleneamines Ltd.,
	By:	Huntsman EA Holdings LLC, its General Partner
Huntsman International Financial LLC
Huntsman International Fuels, L.P.
	By:	Eurofuels LLC, its General Partner
Huntsman Propylene Oxide Holdings LLC
Huntsman Propylene Oxide Ltd.
	By:	Huntsman Propylene Oxide Holdings LLC, its General Partner
Huntsman Texas Holdings LLC

	By:	/s/ SEAN DOUGLAS
Name: Sean Douglas
Title: Vice President

Executed as a deed by	Tioxide Americas Inc.
L. Russell Healy
for and on behalf of
Tioxide Americas Inc.	By:	/s/ L. RUSSELL HEALY
in the presence of	Name: L. Russell Healy
Title: Vice President and Treasurer

/s/ MYKEL MASON
Witness

Tioxide Group

	By:	/s/ J. KIMO ESPLIN
Name: J. Kimo Esplin
Title: Director

NEW GUARANTORS

Huntsman Chemical Purchasing Corporation
Huntsman International Chemicals Corporation
Huntsman International Trading Corporation
Huntsman Petrochemical Purchasing Corporation
Polymer Materials Inc.
Airstar Corporation
Huntsman Procurement Corporation
JK Holdings Corporation
Huntsman Australia Inc.
Huntsman Chemical Finance Corporation
Huntsman Enterprises Inc.
Huntsman Family Corporation
Huntsman Group Holdings Finance Corporation
Huntsman Group Intellectual Property Holdings Corporation
Huntsman International Services Corporation
Huntsman MA Investment Corporation
Huntsman MA Services Corporation
Huntsman Petrochemical Corporation
Huntsman Petrochemical Finance Corporation
Huntsman Expandable Polymers Company, LC
By:	Huntsman International Chemicals Corporation,
its Manager
Huntsman Petrochemical Canada Holdings Corporation
Huntsman Polymers Holdings Corporation
Huntsman Chemical Company LLC
Huntsman Polymers Corporation
Huntsman Purchasing, Ltd.
By:	Huntsman Procurement Corporation,
its General Partner
Petrostar Industries LLC
Huntsman Headquarters Corporation

By:	/s/ SEAN DOUGLAS
Name: Sean Douglas
Title: Vice President

Huntsman Fuels, L.P.
By:	Petrostar Fuels LLC,
its General Partner
Petrostar Fuels LLC

By:	/s/ SAMUEL D. SCRUGGS
Name: Samuel D. Scruggs
Title: Vice President

THE BANK OF NEW YORK
as Trustee

By:	/s/ LUIS PEREZ
Name: Luis Perez
Title: Assistant Vice President